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Exhibit 99.1

FOR IMMEDIATE RELEASE
AMEX: WOC

WILSHIRE ENTERPRISES, INC. ANNOUNCES NEW INDEPENDENT ACCOUNTANTS

JERSEY CITY, N.J., July 7, 2004 - Wilshire Enterprises, Inc. ("Wilshire" or the "Company") (Amex: WOC) announced today that its Audit Committee has named J.H. Cohn LLP ("JH Cohn") as Wilshire's Independent Registered Public Accounting Firm. The Audit Committee of the Wilshire Board of Directors made the appointment following an evaluation of several Independent Registered Public Accounting Firms that were capable of serving the Company.

"JH Cohn is a highly respected firm with an outstanding reputation for providing quality independent audit services in the public and real estate sectors," stated Sherry Wilzig Izak, Chairman of Wilshire. "The Audit Committee was impressed with JH Cohn's focus on middle market companies and feels that JH Cohn's commitment to their clients' success sets them apart from other accounting firms. Additionally, their extensive experience in handling issues unique to the real estate industry will provide an added benefit to Wilshire."

Dan Pryor, the Company's President and Chief Operating Officer as of July 1, 2004, commented: "We are very pleased to have JH Cohn as the Company's new Independent Registered Accounting Firm, a complement to Wilshire that is in keeping with our near-term objective to transform the Finance Department while minimizing costs where feasible. We currently expect that contemplated changes to the Finance Department will occur during 2004, which will include both the termination and hiring of employees, with the objective to have an improved finance function at comparable cost. We believe these actions are in the best interest of the Company as it responds to Sarbanes Oxley financial reporting requirements that will first apply to Wilshire next year."

ABOUT WILSHIRE ENTERPRISES:
Wilshire is an American Stock Exchange listed corporation engaged primarily in the acquisition, ownership and management of real estate investments in the United States including Arizona, Florida, Georgia, New Jersey and Texas.


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FORWARD-LOOKING STATEMENT:

The non-historical statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such projections. Such risks and uncertainties include uncertainties inherent in any effort to reorganize an internal department, including expenses that may arise from personnel changes and the difficulties inherent in complying with Section 404 of the Sarbanes-Oxley Act, as well as other risks and uncertainties disclosed in the Company's 2003 Form 10-K filed with the Securities and Exchange Commission.

For stockholder inquiries: please contact Dan Pryor at 201-420-2796.
SOURCE: Wilshire Enterprises (WOC)


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